Exhibit 10.1

THE DUN & BRADSTREET CAREER TRANSITION PLAN

(As amended and restated effective January 1, 2015)

The Dun & Bradstreet Corporation (the “Company”) wishes to define those circumstances under which it will provide assistance to an Eligible Employee in the event of his or her Eligible Termination (as such terms are defined herein). Accordingly, the Company maintains The Dun & Bradstreet Career Transition Plan (the “Plan”). The Plan is hereby amended and restated effective January 1, 2015.

SECTION 1

DEFINITIONS

1.1. “Base Salary” shall mean an employee’s annualized base salary, excluding the following items: (a) overtime, (b) bonuses and commissions, whether fixed or variable payments, (c) employer contributions to or benefits under any employee benefit plan or deferred compensation arrangement, (d) any special or one-time payments, including without limitation, automobile or relocation allowances, and (e) other accrued benefits, including without limitation, vacation.

1.2. “Board” shall mean the Board of Directors of the Company.

1.3. “C&BC Reviewed Employees” shall mean those employees whose compensation is directly reviewed and approved by the Compensation & Benefits Committee, whether such action is required by Charter of, or undertaken at the request of, the Compensation & Benefits Committee.

1.4. “Cause” shall mean (a) willful malfeasance or willful misconduct by the Eligible Employee in connection with his or her employment, (b) continuing failure of the Eligible Employee to perform such legally-permissible duties as are requested by any employee to whom the Eligible Employee reports or the Participating Company’s board of directors, (c) failure by the Eligible Employee to observe material policies of the Participating Company applicable to the Eligible Employee or (d) the commission by an Eligible Employee of (i) any felony or (ii) any misdemeanor involving moral turpitude under applicable law.

1.5. “Compensation & Benefits Committee” shall mean the Compensation & Benefits Committee of the Board.

1.6. “Eligible Employee” shall mean a full-time salaried employee or regular part-time salaried employee of any Participating Company who is on the United States payroll of a Participating Company as of the date of his or her Separation from Service other than an employee who is otherwise eligible for severance benefits pursuant to an employment agreement or other individual agreement with any Participating Company.

1.7. “Eligible Termination” shall mean a Separation from Service that is (a) an involuntary termination of employment with a Participating Company by reason of a reduction in force program, job elimination or unsatisfactory performance in the execution of an Eligible Employee’s duties or (b) a resignation for Good Reason that is mutually agreed to in writing by the Participating Company and the Eligible Employee. Notwithstanding the foregoing, an Eligible Termination shall not include (w) a unilateral resignation, (x) a termination by a Participating Company for Cause, (y) a termination as a result of a sale (whether in whole or in part, of stock or assets), an elimination or reduction of any operations in connection with the purchase of comparable operations from a third-party vendor (including an outsourcing), a merger or other combination, spin-off, reorganization or liquidation, dissolution or other winding up or other similar transaction involving a Participating Company, in any case, where an offer of employment at a Comparable Base Salary (as defined herein) is made to the Eligible Employee by the purchaser, acquirer or successor or surviving entity (including a third-party vendor) concurrently with his or her termination, or (z) any termination where an offer of employment with a Participating Company at a Comparable Base Salary is made to the Eligible Employee concurrently with his or her termination. An offer of employment shall be deemed to be a “Comparable Base Salary” if it is not less than the Eligible Employee’s Base Salary at the time of his or her Eligible Termination. For purposes of this Section 1.7, an Eligible Employee shall be treated as receiving an offer of employment at a Comparable Base Salary if the Plan Administration Committee in good faith determines that the Eligible Employee would have received such an offer but for the Eligible Employee’s failure to diligently apply for such employment.

1.8. “Good Reason” shall mean the occurrence of any of the following:

(a) A material diminution in the Eligible Employee’s base salary in effect immediately prior to the Eligible Termination;

(b) A material diminution in the Eligible Employee’s authority, duties, or responsibilities in effect immediately prior to the Eligible Termination;

(c) The relocation of the Company’s offices at which the Eligible Employee is principally employed immediately prior to the effective date of the Eligible Termination to a location more than fifty miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Code Section 409A) from such location, except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations prior to the effective date of the Eligible Termination; provided, however, that a relocation of the Company’s offices at which the Eligible Employee is principally employed immediately prior to the effective date of the Eligible Termination to New York City shall not constitute “Good Reason”; or

(d) A material breach by the Participating Company of the agreement, if any, under which the Eligible Employee provides services.

The conditions described in paragraphs (a) – (d) above shall not constitute Good Reason unless the Eligible Employee provides notice to the Participating Company of the existence of existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within 90 days of the initial existence of such event or circumstances, upon the notice of which the Participating Company shall have 60 days during which to cure such event or circumstances. If an Eligible Employee initiates the termination of the Eligible Employee’s employment for Good Reason, the actual termination of employment must occur within thirty (30) days after expiration of the cure period. An Eligible Employee’s failure to timely give notice of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of the Eligible Employee’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event). An Eligible Employee’s continued employment, through the thirtieth (30th) day following expiration of the cure period, shall not constitute consent to, or a waiver of rights with respect to, the event or circumstances constituting Good Reason to which such cure period applies.

1.9. “Named Fiduciaries” shall be the Compensation & Benefits Committee and the Plan Administration Committee.

1.10. “Participating Company” shall mean the Company or any other affiliated entity more than fifty percent (50%) of the voting interests of which are owned, directly or indirectly, by the Company and which has elected to participate in the Plan by action of its board of directors.

1.11. “Plan Administration Committee” shall mean the Plan Administration Committee appointed by the Board or by the Compensation & Benefits Committee.

1.12. “Plan Benefits Committee” shall mean the Plan Benefits Committee appointed by the Board or by the Compensation & Benefits Committee.

1.13. “Retirement Benefits” shall mean retirement or pension benefits an Eligible Employee is entitled to receive from a Participating Company or any other entity, including without limitation benefits under the Federal Social Security Act and retirement or pension benefits under any plan sponsored by a Participating Company or any other entity, whether or not intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended.

1.14. “Salary” shall mean an Eligible Employee’s Base Salary at the time his or her employment terminates.

1.15. “Separation from Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

1.16. “Severance and Release Agreement” shall mean an agreement, in a form to be approved on behalf of the Company by an authorized officer or senior leader, signed by the Eligible Employee prior to the Eligible Employee becoming entitled to any benefits pursuant to this Plan. Notwithstanding the foregoing, a Participating Company may, by action of its Chief Human Resources Officer or General Counsel, modify the form of Severance and Release Agreement to be signed by an Eligible Employee. However, in all cases, each Severance and Release Agreement shall include a general release of claims from the Eligible Employee.

1.17. “Specified Key Employee” shall mean an Eligible Employee who, at the time of his or her Separation from Service is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i). Specified Key Employees will be identified by the Company according to procedures adopted by the Board or the Compensation & Benefits Committee applicable to all plans and agreements sponsored by the Company that are subject to Code Section 409A.

1.18. “Years of Service” shall mean one-twelfth (1/12th) of an Eligible Employee’s total number of full months of regular employment (whether full-time or part-time) with a Participating Company (beginning with his or her initial date of hire). Years of Service will be reduced by any period of regular employment for which an Eligible Employee was previously paid severance under the Plan.

SECTION 2

SEVERANCE BENEFITS

2.1. Subject to the provisions and requirements of this Section 2, in the event of an Eligible Termination, an Eligible Employee shall become eligible to receive from the Participating Company the benefits set forth on Schedule A hereto, as applicable.

2.2. The Compensation & Benefits Committee is authorized, in its sole discretion, to award benefits as set forth on Schedule A to an Eligible Employee with respect to a Separation from Service that does not constitute an Eligible Termination. In addition, the Plan Benefits Committee is authorized, in its sole discretion, to award benefits as set forth on Schedule A to an Eligible Employee who is not a C&BC Reviewed Employee with respect to a Separation from Service that does not constitute an Eligible Termination. As a result, it is possible that an Eligible Employee who is not otherwise eligible for benefits under the terms of the Plan may be awarded benefits under the Plan pursuant to the terms of a Severance and Release Agreement.

2.3. The award of benefits pursuant to Section 2.1 or Section 2.2 hereof is conditioned upon an Eligible Employee’s signing a Severance and Release Agreement and the expiration of any revocation period set forth therein. The Company shall deliver the Severance and Release Agreement to the Eligible Employee within ten (10) days of the Eligible Employee’s Separation from Service. The Eligible Employee must (i) deliver an original, signed Severance and Release Agreement to the Company within twenty-one or forty-five days after the Eligible Employee receives the Severance and Release Agreement from the Company, as specified in the Severance and Release Agreement (the “Release Period”), and (ii) not revoke the signed Severance and Release Agreement within the revocation period specified in the Severance and Release Agreement (the “Revocation Period”). If the Eligible Employee timely signs and does not revoke the Severance and Release Agreement, the Eligible Employee’s severance benefits will commence as soon as administratively practicable after the end of the Revocation Period but no later than the 74th day after the date of the Eligible Employee’s Separation from Service. Any payments that would otherwise have been paid to the Eligible Employee prior to the date that the severance benefits commence, pursuant to the Company’s standard payroll practices in effect for the payment of base salary to employees, shall be paid to the Eligible Employee in a lump sum not later than the 74th day after the date of the Eligible Employee’s Separation from Service. If an Eligible Employee does not deliver an original, signed Severance and Release Agreement to the Company within the Release Period or revokes his or her signed Severance and Release Agreement during the Revocation Period, (i) the Eligible Employee shall have no rights to severance benefits pursuant to Section 2.1 or Section 2.2, as applicable, and (ii) the Company shall have no obligation to pay or provide to the Eligible Employee any such severance benefits.

2.4. Notwithstanding any other provision contained herein, and except with respect to the C&BC Reviewed Employees, the Chief People Officer (“CPO”) of the Company may, at any time, take such action as such officer deems appropriate (upon consultation with the General Counsel of the Company and only with the prior approval of the Chief Executive Officer of the Company) to reduce or increase by any amount the benefits otherwise payable to an Eligible Employee pursuant to Schedule A or otherwise modify the terms and conditions of an award to an Eligible Employee under Section 2.1 or Section 2.2. In the event the position of CPO is vacant, the Chief Executive Officer shall, upon consultation with the General Counsel, have the authority to take those actions granted to the CPO in the immediately preceding sentence. The Compensation & Benefits Committee shall have similar authority with respect to awards to C&BC Reviewed Employees under Section 2.1 or Section 2.2. Benefits granted hereunder may not exceed an amount nor be paid over a period which would cause the Plan to be other than a “welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).” For purposes of clarification, no change shall be made to the benefits payable to a C&BC Reviewed Employee without the express approval of the Compensation & Benefits Committee.

2.5. In the event a Participating Company, in its sole discretion, grants an Eligible Employee a period of inactive employee status, then, in such event, any amounts paid to such Eligible Employee during any such period shall offset the benefits payable under this Plan. For this purpose, a period of inactive employee status shall mean the period beginning on the date such status commences (of which the Eligible Employee shall be notified) and ending on the date of such Eligible Employee’s termination of employment.

2.6. Notwithstanding any provision herein to the contrary, the Participating Company may, in its sole discretion, accelerate the payment of an Eligible Employee’s benefit to the extent permitted under the Treasury Regulations promulgated under Code Section 409A. No Eligible Employee shall have any election, direct or indirect, with respect to any such acceleration.

SECTION 3

AMENDMENT AND TERMINATION

3.1. The Company reserves the right to terminate the Plan on behalf of any or all Participating Companies at any time and without any further obligation by action of the Compensation & Benefits Committee, or such other person or persons to whom the Board properly delegates such authority. Employees do not vest in this benefit. Any other Participating Company may cease participation in the Plan by action of its board of directors or such other person or persons to whom such board properly delegates such authority.

3.2. The Company shall have the right to modify or amend the terms of the Plan at any time, or from time to time, to any extent that it may deem advisable by action of the Board, the Compensation & Benefits Committee, the Plan Benefits Committee or such other person or persons to whom the Board or either of the Committees properly delegates such authority. Any amendment shall be effective only to the extent of each such delegee’s delegated authority and then only to the extent such amendment does not cause the terms of the Plan or any benefit hereunder to violate the provisions of Code Section 409A or Section 1.409A of the Treasury Regulations.

3.3. All modifications of or amendments to the Plan shall be in writing.

SECTION 4

ADMINISTRATION OF THE PLAN

4.1. The Named Fiduciaries shall severally and not jointly have authority to control and manage the operation and administration of the Plan and to manage and control its assets.

4.2. The Named Fiduciaries may from time to time allocate fiduciary responsibilities among themselves and may designate persons other than Named Fiduciaries to carry out fiduciary responsibilities under the Plan, and such persons shall be deemed to be fiduciaries under the Plan with respect to such delegated responsibilities. Fiduciaries may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

4.3. The Named Fiduciaries (and their delegees) shall have the exclusive right to interpret any and all of the provisions of the Plan and to determine any questions arising thereunder or in connection with the administration of the Plan. Any decision or action by the Named Fiduciaries (and their delegees) shall be conclusive and binding upon all Eligible Employees and all other interested parties. In all instances the Named Fiduciaries (and their delegees) shall have complete discretionary authority to determine eligibility for participation and benefits under the Plan, and to construe and interpret all provisions of the Plan and all documents relating thereto including, without limitation, all disputed and uncertain terms. All deference permitted by law shall be given to such constructions, interpretations and determinations.

4.4. Any action to be taken by a Named Fiduciary shall be taken by a majority of the members of the Named Fiduciary at a meeting or by written instrument approved by such majority in the absence of a meeting. A written resolution or memorandum signed by one member of the Named Fiduciary and the secretary of such Named Fiduciary shall be sufficient evidence to any person of any action taken pursuant to the Plan. Notwithstanding the foregoing, if the Company’s by-laws or charter require an alternate method for approval of any action, the method required pursuant to the by-laws or charter shall be followed.

4.5. Any person, corporation or other entity may serve in more than one fiduciary capacity under the Plan.

4.6. The Company shall indemnify all directors, officers, fiduciaries and employees of a Participating Company, or their heirs and legal representatives, against all liability and reasonable expense, including counsel fees, related to any matter or action arising in connection with or pursuant to this Plan, to the greatest extent permitted by the Company’s charter, by-laws and applicable law.

SECTION 5

MISCELLANEOUS

5.1. Neither the establishment of the Plan nor any action of a Participating Company, the Compensation & Benefits Committee, the Plan Benefits Committee, the Plan Administration Committee or any fiduciary shall be held or construed to confer upon any person any legal right to continue employment with a Participating Company or to receive any benefits under the Plan. Each Participating Company expressly reserves the right to discharge any employee whenever the interest of such Participating Company, in its sole judgment, may so require, without any liability on the part of such Participating Company, the Compensation & Benefits Committee, the Plan Benefits Committee, the Plan Administration Committee, or any fiduciary.

5.2. Benefits payable under the Plan shall be paid out of the general assets of a Participating Company. No Participating Company need fund the benefits payable under this Plan; however, nothing in this Section 5.2 shall be interpreted as precluding any Participating Company from funding or setting aside amounts in anticipation of paying such benefits, so long as any such arrangement complies with Code Section 409A. Any benefits payable to an Eligible Employee under this Plan shall represent an unsecured claim by such Eligible Employee against the general assets of the Participating Company that employed such Eligible Employee.

5.3. A Participating Company shall deduct from the amount of any severance benefits payable hereunder the amount required by law to be withheld for the payment of any taxes and any other amounts properly to be withheld.

5.4. Benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, encumbrance, commutation or anticipation by the Eligible Employee. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void.

5.5. This Plan shall be interpreted and applied in accordance with the laws of the State of New Jersey, except to the extent superseded by applicable federal law. All references to statutory provisions and related regulatory provisions used herein shall include any similar or successor provisions. The exclusive jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan shall be exclusively in the courts in the State of New Jersey, including the Federal Courts located therein.

5.6. This Plan will be of no force or effect to the extent superseded by foreign law.

5.7. This Plan shall be construed and administered to preserve the exemption from Code Section 409A of payments that qualify as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4) and of all additional payments that qualify for the two-times compensation separation pay exemption of Treasury Regulation Section 1.409A-1(b)(9)(iii). With respect to any amounts that are subject to (not exempt from) Code Section 409A, it is intended, and this Plan shall be so construed, that payment of such amounts shall comply with Code Section 409A and the interpretative guidance thereunder so as not to subject the Eligible Employee to payment of interest or any additional tax under Code Section 409A. An Eligible Employee’s right to a series of installment payments under the Plan shall be treated as a right to a series of separate payments in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii).

Notwithstanding any other provision of this Plan, with respect to any payment that is subject to (not exempt from) Code Section 409A, (i) such payment will not be made before the date immediately after the expiration of the six-month period following the date of the Eligible Employee’s Separation from Service (or, if earlier, the date of Eligible Employee’s death) if the Eligible Employee is a Specified Key Employee on the date of the Eligible Employee’s Separation from Service, and all such payments to which the Eligible Employee otherwise would be entitled during the first six months following the date of the Eligible Employee’s Separation from Service will be accumulated and paid on the first day of the seventh month following the date of the Eligible Employee’s Separation from Service; and (ii) if the timing of the Eligible Employee’s return of the Release could impact the calendar year in which any such payment will be made, such payment will be made in the later calendar year. The Company, the Board, the Compensation & Benefits Committee, the Plan Administration Committee, the Plan Benefits Committee and the Participating Companies make no representations that the Plan, the administration of the Plan, or the benefits hereunder comply with Code Section 409A. If an operational failure occurs with respect to Code Section 409A, any affected Eligible Employee shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the Internal Revenue Service.

5.8. This Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company and of any Participating Company (whether written or unwritten). Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of any written individual employment contracts or written agreements between an Eligible Employee and a Participating Company, nor does it affect any Retirement Benefits. An Eligible Employee will not be entitled to benefits under the Plan if the Eligible Employee is entitled to other severance benefits or termination payments or pay in lieu of notice of termination from a Participating Company including, but not limited to, amounts payable pursuant to any agreement, plan, policy or law.

* * * *

IN WITNESS WHEREOF, the Compensation & Benefits Committee has caused this Plan to be executed by its duly authorized officer this 12th day of December, 2014, effective as of January 1, 2015.

/s/ John Reid-Dodick
John Reid-Dodick
Chief People Officer

Schedule A

This Schedule A is applicable to Eligible Employees covered by Section 1.6 of the Plan. An Eligible Employee entitled to benefits hereunder shall, subject to Section 2 of the Plan, receive the following:

1. Salary Continuation.

(a) If the Eligible Employee incurs an Eligible Termination, he or she shall be eligible for Salary continuation, payable pursuant to the Company’s normal payroll practices, through the Salary Continuation Period, as defined in this paragraph 1.

(b) If the Eligible Employee incurs an Eligible Termination for any reason other than unsatisfactory performance, he or she shall have a “Salary Continuation Period” based on the Eligible Employee’s Years of Service and Salary in accordance with the following table:

YEARS OF SERVICE
ANNUAL BASE SALARY	LESS THAN 5	5 AND ABOVE
UNDER $100,000	8 weeks	24 weeks
$100,000 TO $199,999	24 weeks	40 weeks
$200,000 TO $299,999	32 weeks	48 weeks
$300,000 AND ABOVE	52 weeks

(c) If the Eligible Employee incurs an Eligible Termination by reason of unsatisfactory performance, he or she shall have a “Salary Continuation Period” based on the Eligible Employee’s Years of Service and Salary in accordance with the following table:

YEARS OF SERVICE
ANNUAL BASE SALARY	LESS THAN 5	5 AND ABOVE
UNDER $100,000	4 weeks	12 weeks
$100,000 TO $1199,999	12 weeks	20 weeks
$200,000 TO $299,999	16 weeks	24 weeks
$300,000 AND ABOVE	26 weeks

(d) An Eligible Employee’s period of employment with a Participating Company shall be taken into account only once for purposes of calculating benefits to which the Eligible Employee may be entitled under the Plan.

2. Welfare Benefit Continuation. Medical and dental insurance benefits shall be provided through the end of the month that includes the last day of the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to termination of employment but in no event shall such medical and dental insurance benefits be maintained longer than 18 months or at a level greater than as is in effect for active employees generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for employees generally of the Participating Company for such benefits. For purposes of determining an Eligible Employee’s entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA, such employee’s 18-month or other period of coverage shall commence on the first of the month following the last day of the Eligible Employee’s Salary Continuation Period. Life insurance, long-term disability and all other similar benefit coverage shall cease as of the date of termination of employment.

3. Annual Bonus Payment. Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination may be paid in the event the Eligible Employee was employed by a Participating Company for at least six full months during such year and the Eligible Employee participated in The D&B Annual Bonus Plan (the “Annual Incentive Plan”) immediately prior to termination of employment. In such event, the Eligible Employee shall receive a bonus in an amount equal to the actual bonus which would have been payable under the Annual Incentive Plan had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months he or she was eligible for the Annual Incentive Plan while employed during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated, but no later than the 15th day of the third month following the end of the Eligible Employee’s taxable year (or the Participating Company’s taxable year, if later) during which the termination of employment occurred). Notwithstanding the foregoing, no amount shall be paid under this paragraph 3 in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan not on a calendar year basis.

4. Death. Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraph 1 (salary continuation) and paragraph 3 (annual bonus payment) of this Schedule A shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.

5. Equity. The Eligible Employee’s unvested rights in any stock options, restricted stock or other equity in the Company or any of its affiliates shall be immediately forfeited upon the termination of an Eligible Employee’s employment. All vested rights in any stock options or other equity shall be governed by the applicable plan documents and/or agreements governing such equity.

6. Other Benefits. The Eligible Employee shall be eligible for such outplacement services during the Salary Continuation Period as shall be provided by the Participating Company. Unless expressly stated in this Plan to the contrary, all other benefits shall terminate upon the termination of the eligible Employee’s employment with the Company.

7. No Further Benefits, Etc. Following an Eligible Employee’s termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such employee under any plan or program maintained by a Participating Company including, but not limited to, any annual incentive plan, any stock incentive plan or any qualified or nonqualified retirement, profit sharing, stock option, restricted stock, perquisite, or other benefit plan of the Company or any of its affiliates.